                                         Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of Southern California Edison Company of our report dated March 26, 2003 relating to the financial statements, which appears in Southern California Edison Company's 2002 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated March 26, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Amendment No. 1 to Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Los Angeles, California
September 3, 2003